Exhibit 99.1

SUSAN S. FLEMING, PH.D. AND DEBBIE S. ROBERTS

APPOINTED TO RLI BOARD OF DIRECTORS

PEORIA, ILLINOIS, August 15, 2018 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today that Susan S. Fleming, Ph.D. and Debbie S. Roberts have been appointed to its board of directors, effective August 14, 2018 for a term expiring at RLI’s next shareholders’ meeting in May 2019, at which time they will stand for re-election.

Fleming is Senior Lecturer at the School of Hotel Administration at Cornell University. She has extensive financial services and investment experience through previous roles with Capital Z Financial Services Partners, Insurance Partners Advisors, L.P. and Morgan Stanley & Co. She earned a doctorate degree in Management and Organizations and a master’s degree in Management and Organizations, both from Cornell University and a bachelor’s degree in Economics and Asian Studies from the University of Virginia.

Roberts is retired President East Zone for McDonald’s Corporation. Over her 28 years with McDonald’s Corporation, she served in various leadership roles in operations, marketing and finance. She previously held various accounting roles at Inland Steel. Roberts earned a bachelor’s degree in Accounting from the University of Illinois at Urbana-Champaign and is a CPA.

“We are pleased to welcome Susan and Debbie to our Board of Directors,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “They are both accomplished leaders that bring a wealth of experience, talent and valuable perspective to RLI. We are confident they will add great value to our organization and look forward to working with them.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company. RLI has increased dividends for 43 consecutive years and delivered underwriting profits for 22 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT

Aaron Jacoby

Vice President, Corporate Development

309-693-5880

Aaron.Jacoby@rlicorp.com

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